EXHIBIT 99.1
                                                         ------------


                                                             CONTACT:
                                                         WENDY COFFEY
                                                   INVESTOR RELATIONS
                                                         816-201-1976

                                         CERNER'S INTERNET HOME PAGE:
                                                HTTP://WWW.CERNER.COM


       CERNER CORPORATION ANNOUNCES 1999 FIRST QUARTER RESULTS


KANSAS CITY, MO - APRIL 21, 1999 -- Cerner Corporation (NASDAQ: CERN) today announced results for the first quarter ended April 3, 1999. Revenues were $86.7 million as compared to $73.7 million for the year ago quarter. Net earnings were $2.8 million, compared with $ 3.8 million for the first quarter of 1998. Diluted earnings per share were $0.08 per share compared with $0.11 per share (excluding acquisition-related charges) in the year ago quarter and are within the range the company previously provided on April 8, 1999.

New business bookings totaled $62.5 million in revenues and $50.1 million in margin, below the $77.6 million in revenue and $63.9 million in margin for the first quarter of 1998.

Neal L. Patterson, Chairman of the Board, President and Chief Executive Officer, said, "The below-consensus earnings in the first quarter of 1999 were directly attributed to a shortfall in revenue, specifically revenue associated with new license bookings. We believe that Y2K continues to have an impact on the timing of purchasing decisions within our industry. Some buyers are approaching the marketplace with a great amount of caution creating a longer decision process, and other potential buyers have temporarily left the marketplace until they complete their Y2K projects.
However, we believe there is ample opportunity to continue to grow the company and that the fundamentals of our business remain sound."

Patterson continued, "While we are disappointed in the shortfall of new business during the quarter, other operational and financial measurements remained on plan. We converted an additional 53 HNA Millennium applications during the quarter, including three new major applications, bringing the cumulative total of converted applications to 240. We also converted our first foreign-language implementation, with 3 applications converted in Berlin, Germany. The successful rollout of HNA Millennium continues to increase our competitiveness in the marketplace. Cash collections were a record $84.4 million and operating cash flow remains positive."

"As we have previously indicated, we expect 1999 to have a higher than normal level of uncertainty. However, we remain one of the best positioned companies in the industry, with a broad client base and industry-leading technology," Patterson concluded.

The company also announced that it completed a $100 million privately placed debt offering on April 15, 1999. The proceeds will be used to retire the Company's existing $30 million of debt, fund proposed capital improvements and strengthen the Company's cash position.
Marc G. Naughton, Vice President and Chief Financial Officer, said, "The combination of low interest rates and the high level of interest among institutional debt investors created an opportunity for the Company to fund certain long-term cash needs at very attractive rates. The growth of Cerner's balance sheet to over $400 million of assets and $274 million of equity prior to the financing makes it an appropriate time to leverage that strength." The Company will record an extraordinary charge of $1.4 million (net of tax) in connection with the repayment of its existing debt in the second quarter of 1999.

                            --MORE--

                              Cerner April 21, 1999 Earnings - Page 2

Cerner Corporation is a leading supplier of clinical and management information systems to more than 1,000 healthcare organizations worldwide. Cerner's mission is to connect the appropriate persons, knowledge, and resources at the appropriate time and location to achieve the optimal health outcome. Cerner's vision of proactive healthcare management drives innovation in the development of effective solutions for today's healthcare challenges, while creating a foundation for tomorrow's healthy populations.

Cerner is a trademark of Cerner Corporation. Any and all other trademarks listed herein are the property of their respective owners.

This release may contain forward-looking statements that involve a number of risks and uncertainties. It is important to note that any such performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking
statements.   Factors that could cause or contribute to such
differences include, but are not limited to: variations in the Company's quarterly operating results, volatility of the Company's stock price, market risk of investments, changes in the healthcare industry, length of the sales and implementation cycles, changes in technology, significant competition, the Company's proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company's software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities, risks and uncertainties related to the Year 2000, possible failures or defects in the performance of the Company's software and the possibility that the Company's anti-takeover defenses could delay or prevent an
acquisition of the Company.   Additional discussion of these and
other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

                                # # #

                 CERNER CORPORATION AND SUBSIDIARIES

                   Condensed Summary of Operations
                             (Unaudited)


                                         Three Months Ended
                                         4/3/99   4/4/98(1)
                                         ------   ---------
                           (In thousands, except per share amounts)

    Revenues                            $ 86,743  $ 73,674
    Gross Margin                          63,175    51,602
    Operating Earnings                     4,874     5,984
    Earnings Before Income Taxes           4,543     6,144
    Income Taxes                           1,726     2,375
    Net Earnings                           2,817     3,769
    Basic Earnings Per Share               $ .08     $ .12
    Basic Weighted Average Shares         33,559    32,669
      Outstanding

    Diluted Earnings Per Share             $ .08     $ .11
    Diluted Weighted Average              33,923    33,352
      Shares Outstanding


(1)  Excludes non-recurring, acquisition-related charge of $3.1 million, net of $1.9 million tax benefit for the quarter ended April
     4, 1998.   The tax-effected impact of non-recurring charges on
     diluted earnings per share was ($0.09) for the quarter.